CERTIFICATE OF OWNERSHIP

Brian M. Culley and Chase C. Leavitt certify that:

1.	They are the Chief Executive Officer and Secretary, respectively, of BioTime, Inc., a California corporation (the “Corporation”).

2.	The Corporation owns all of the outstanding shares of Lineage Cell Therapeutics, Inc., a California corporation (the “Merger Sub”).

3.	The board of directors of the Corporation duly adopted the following resolutions:

RESOLVED, that the Corporation merge Lineage Cell Therapeutics, Inc., its wholly owned subsidiary corporation, into itself and assume all of its liabilities and obligations pursuant to California Corporations Code Section 1110.

RESOLVED, that Article One of the Corporation’s Restated Articles of Incorporation, as amended, shall be amended in its entirety to read as follows:

“ONE: The name of this corporation is Lineage Cell Therapeutics, Inc.”

We further declare under penalty of perjury under the laws of the State of California that the matters in this certificate are true and correct of our own knowledge.

Date: August 9, 2019
/s/ Brian M. Culley
Brian M. Culley
Chief Executive Officer

/s/ Chase C. Leavitt
Chase C. Leavitt
Secretary